Exhibit 23.7

582 Industrial Park Road, Bluefield, VA 24605-9364 ∎ Phone 276.322.5467

www.mma1.com ∎ info@mma1.com

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

November 18, 2024

Via Email: SStewart@archrsc.com Mr. Wm. Scott Stewart

Arch Resources, Inc.

1 CityPlace Drive, Suite 300

St. Louis, Missouri 63141

Reference: Consent of Independent Experts

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of CONSOL Energy Inc. to be filed with the Securities and Exchange Commission on or about November 18, 2024, and in the related Joint Proxy Statement/Prospectus (collectively, the “Registration Statement”), of all references to our firm and of our technical report summary dated February 2024, included in or made a part of the Annual Report on Form 10-K for the year ended December 31, 2023 of Arch Resources, Inc. We further consent to the use of the name Marshall Miller & Associates, Inc. under the heading “Experts” in such Registration Statement.

We further wish to advise that Marshall Miller & Associates, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Marshall Miller & Associates, Inc. nor any of its employees had, or now has, a substantial interest in Arch Resources, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

By:	/s/ Steven A. Keim
Steven A. Keim
President